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                                                                    EXHIBIT 8(b)

                                 SIDLEY & AUSTIN


                                 October 25, 1994






Midwest Power Systems Inc.
666 Grand Avenue, P.O. Box 657
Des Moines, Iowa 50303-657


Ladies and Gentlemen:

          We are special counsel to Midwest Power Systems Inc., an Iowa corporation ("Midwest Power"). We have been requested by Midwest Power to render this opinion in connection with a proposed merger (the "Merger") of Midwest Power with and into MidAmerican Energy Company, an Iowa corporation (the "Company").

          Midwest Resources Inc., an Iowa corporation ("Resources"), Midwest Power, Iowa-Illinois Gas and Electric Company, an Illinois corporation ("Iowa-Illinois"), and the Company have entered into an Agreement and Plan of Merger, dated as of July 26, 1994, as amended and restated as of September 27, 1994 (as amended and restated, the "Agreement") pursuant to which Resources, Midwest Power and Iowa-Illinois will be merged with and into the Company, with the Company surviving the Merger. The Merger and the Agreement are more fully described in the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          Based on our review of the Registration Statement, the Agreement and such other documents as we have deemed necessary and upon representations made to us by Resources, Midwest Power and the Company, we are of the opinion that, assuming the Merger and all other events occur as contemplated in the Registration Statement, under the federal income tax law in effect on the date hereof:

          (1) As regards the holders of Midwest Power Preferred Stock, the Merger of Midwest Power into the Company will

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Midwest Power Systems Inc.
October 25, 1994
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     constitute a reorganization within the meaning of Section 368(a) of the
     Internal Revenue Code of 1986, as amended (the "Code").

          (2) As regards Resources as the sole holder of Midwest Power Common Stock, the Merger of Midwest Power into the Company will either constitute a reorganization within the meaning of Section 368(a) of the Code or a complete liquidation within the meaning of Section 332 of the Code.

          (3) Neither Midwest Power nor the Company will recognize gain or loss as a result of the Merger.

          (4) The holders of Midwest Power Preferred Stock whose shares are converted into Company Preferred Stock in the Merger will recognize no gain or loss as a result of the conversion, except Midwest Power Dissenters who will recognize gain or loss based on the difference between the deemed "fair value" of their Midwest Power Preferred Stock and their basis in such shares; and Resources, as the sole holder of Midwest Power Common Stock, will recognize no gain or loss as a result of the cancellation of such stock.

          (5) Each holder of Midwest Power Preferred Stock who receives Company Preferred Stock in the Merger will have an aggregate tax basis in such stock equal to such holder's aggregate tax basis in his or her Midwest Power Preferred Stock, and such holder's holding period with respect to such Company Preferred Stock will include the period that he or she held such Midwest Power Preferred Stock, provided that he or she held such stock as a capital asset on the Closing Date.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                   Very truly yours,


                                   SIDLEY & AUSTIN